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Exhibit 10.28
CONFIDENTIAL
                                 Vertex Industries, Inc.
                     Computer Transceiver Systems, Inc.
                              P.O. Box 1117
                             23 Carol Street
                         Clifton, NJ  07014-0996

                                                           As of May 1, 1996
Seymour H. Bucholz and
Rosner, Bresler, Goodman & Bucholz
521 Fifth Avenue
28th Floor
New York, NY  10175

Dear Mr. Bucholz:

	As you know, Vertex Industries, Inc. ("Vertex") owns approximately 72.5% of the outstanding shares of Computer Transceiver Systems, Inc. ("CTSI"), and previously acquired all of the assets and liabilities of CTSI in an exchange offer made pursuant to a Proxy Statement and Exchange Offer/Prospectus dated July 28, 1994. Accordingly, CTSI is presently an inactive public company, and, as discussed between us, Vertex and CTSI have requested you and your firm to act as a finder in connection with a possible acquisition transaction for CTSI, as a result of which, CTSI would become an operating company with potential value for its shareholders.

	We are confirming our arrangements with you concerning this matter, as follows:

1. We hereby engage you and your firm (jointly referred to as "you") to act as a finder and to assist us in seeking out, developing, and arranging a proposed transaction ("Transaction") with one or more third parties which would entail and acquisition, merger or consolidation of CTSI with an operating company. You have agreed to attempt to seek out and refer to us any third-parties who may be interested in entering into such a Transaction.

2. In each instance in which any Transaction is proposed by a third party, you will promptly inform us as to the identity of the party and the terms and conditions of the proposed Transaction. You shall have no authority to commit Vertex or CTSI to any proposed Transaction except with the express approval of Vertex and CTSI, duly given by their respective boards of directors.

3. Vertex and CTSI agree to make available all current financial and other material information resonably necessary to facilitate the Transaction, when requested by such third parties from time to time. You are authorized to convey such information to persons and entities with a bona fide interest in engaging in the Transaction. Where information requested is of a sensitive and/or proprietary nature and is not available publicly, you will seek from such third parties a confidentiality agreement, approved by Vertex and CTSI, requiring such persons to treat such information in an appropriate confidential manner.
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4.  If, as and when any Transaction is consummated with a party or parties proposed to us by you, we will pay you, for your services under this agreement, a fee equal to 5%, in kind, of the total value received or retained by CTSI shareholders (including Vertex) as a result of the Transaction. For example, if CTSI shareholders were to receive or retain an aggregate of five percent (5%) of the shares of CTSI after such a Transaction, you would be entitled to a fee equal to 5% of the shares received or retained by CTSI shareholders, payable in the same shares received or retained by such shareholders at the closing of such Transaction, Furthermore, such fee will be payable only if, as and when any Transaction is actually consummated, and payment of such fee is specifically acknowledged to be contingent upon and subject to such consummation. The payment of such fee shall be apportioned among the partners of Rosner, Bresler, Goodman & Bucholz as you shall direct.

5. We acknowledge that Seymour H. Bucholz has served, and the firm of Rosner, Bresler, Goodman & Bucholz is serving, as counsel to CTSI. (You have not acted as counsel for Vertex.)
 We do not anticipate that your activities under this letter agreement will result in, or raise the possibility of, a conflict of interest in connection with your role as counsel for CTSI, and view your assistance in finding a Transaction as a potential benefit to CTSI and its shareholders. Nevertheless, in the event that an actual conflict arises, we may request you to resign as counsel for CTSI until the Transaction is consummated, as we shall determine. In the absence of any such request, we will be deemed to have waived any such conflict or claim based thereon. Legal services performed by you at CTSI's request will be billed in conformity with your prior practices, will be duly paid for, and are not deemed included under this agreement.

6. The initial term of this agreement will be 180 days from the signing of this letter. The term shall be deemed extended for successive 30-day periods thereafter, unless either you or we give at least 15 days notice of termination. However, if any Transaction, or any other financing arrangements or acquisition, merger or consolidation is concluded after such termination with a party sought out, arranged and developed by you, you shall be entitled to receive the compensation provided for in this agreement.

7. This agreement will be interpreted under the laws of the State of New Jersey and may not be altered except by an instrument in writing signed by the party to be charged. The courts of the State of New Jersey shall be the exclusive forum for any dispute arising out of or related to this agreement.

 Please sign and return a duplicate copy of this letter to indicate your agreement.

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					Very truly yours,

					VERTEX INDUSTRIES, INC.
                                          By s/Ronald C. Byer
                                            President

					COMPUTER TRANSCEIVER SYSTEMS, INC.
                                          By s/Thomas J. Tully
                                           President


AGREED:

s/ Seymour H. Bucholz
Rosner, Bresler, Goodman & Bucholz